                            FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
               Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person
     Tholen              Steven            W.
-------------------------------------------------------
    (Last)              (First)           (Middle)

     One Radnor Corporate Center, Suite 200
     100 Matsonford Road
-------------------------------------------------------
                   (Street)

     Radnor                PA                19087
-------------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      PENN VIRGINIA CORPORATION (PVA)


3.  Statement for Month/Year

      October 1997

4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    _____ Director                    _____ 10% Owner
    __X__ Officer (Give title below)  _____ Other (specify below)

    Vice President and Chief Financial Officer
    ------------------------------------------


6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X_  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

                                                   3. Transaction
                                   2. Transaction     Code
                                      Date            -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
common stock $6.25 par value       10/24/97           P



                                   4. Securities Acquired (A)
                                      or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount   (D)       Price
-----------------------------------   ------   -------   --------
common stock $6.25 par value          300      A         $28.25



                                                     6. Ownership
                                   5. Amount of         Form
                                      Securities        Direct
                                      Beneficially      (D) or
                                      owned at          Indirect
1. Title of Security                  End of Month      (I)
-----------------------------------   ------------      ---------
common stock $6.25 par value          20,300(1)         D



                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
common stock $6.25 par value          Not applicable


Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative        Date
       Security                 Security             (Mo/Day/Yr)
-----------------------------   ------------------   ------------
NONE


                                                   5. Number of
                                                      Derivatives
                                                      Securities
                                                      Acquired
                                                      (A) or
                             4. Transaction           Disposed
                                Code                  (D) of
1. Title of Derivative          ------------------    -----------
       Security                 Code          V       (A)   (D)
-----------------------------   ---------   ------    ----- -----
NONE


                        6. Date Exer-
                           ciasable and     7.  Title and
                           Expiration           Amount of
                           Date                 Underlying
                           (Mo/Day/Yr)          Securities
                           ------------------   -----------------
                           Date     Expira-            Amount or
1. Title of Derivative     Exer-    tion               Number of
       Security            cisable  Date        Title  Securities
------------------------   -------  --------    -----  ----------
NONE


                                                  9.  Number of
                                                      Derivative
                                                      Securities
                                                     Beneficially
                             8. Price of              Owned at
1. Title of Derivative          Derivative              End of
       Security                 Security                Month
-----------------------------   ------------------   ------------
NONE

                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           of Indirect          Beneficial
       Security                      (I)              Ownership
-----------------------------   ------------------    -----------
NONE

Explanation of Responses.

(1) On August 15, 1997, the common stock of Penn Virginia
Corporation split 2-for-1 resulting in the reporting person's acquisition of 10,000 additional shares of common stock.

Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.


   Steven W. Tholen                        November 4, 1997
-----------------------------              ----------------
Signature of Reporting Person                    Date


By: /s/ Nancy M. Snyder, Esquire
    ----------------------------
    Nancy M. Snyder, Esquire
    Corporate Secretary
    Authorized Signer